Exhibit 10.50

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of April 16th, 2019 (the “Effective Date”) by and between Histogen Inc., a Delaware corporation (“Employer”), and Martin Latterich (“Employee”). In consideration of the foregoing premises and the mutual covenants and agreements set forth herein, Employee and Employer agree as follows:

1. Employment Term. The term of this Agreement (the “Employment Term”) shall commence on the Effective Date and will continue until terminated as provided in Section 7 below.

2.	Scope of Employment.

(a) Position and Duties. Employee agrees to continue to be an employee of Employer with the title of Vice President of Technical Operations. Employee shall report to Richard Pascoe, Chairman and CEO, and perform the job duties and have the responsibilities and authority customarily performed and held by an employee in his position or as otherwise may be assigned or delegated to him by Richard Pascoe. Employee shall be based in San Diego, California except for when business needs require Employee to travel.

(b) Exclusive Efforts. During Employee’s employment by Employer, Employee shall render services to Employer exclusively, and shall not render, directly or indirectly, any services or engage in business activities with any other person or entity, either as an employee, employer, consultant, agent, principal, partner, equityholder, corporate officer, director, or in any other individual or representative capacity, without the prior written consent of Employer. Employee agrees to serve Employer faithfully, to execute to the best of his abilities the duties of his position, and to devote his entire business time, attention, and efforts to the interests and business of Employer. Employee agrees at all times to strictly adhere to all applicable laws, rules and regulations and with the written policies and procedures of Employer in effect from time to time and provided to Employee (to the extent such written policies and procedures are not inconsistent with the terms of this Agreement).

(c) Representations and Covenants by Employee. Employee represents and warrants that Employee’s performance of services to Employer as contemplated by this Agreement will not violate any obligation that Employee may have to any third party (such as a present or former employer), including, without limitation, obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Employee agrees not to do anything in the performance of services hereunder that would violate any such obligation.

3.	Compensation and Benefits.

(a) Base Salary. Employer shall pay to Employee an annual base salary of Two-Hundred and Twenty Thousand Dollars ($220,000) (the “Base Salary”) payable in accordance with Employer’s standard payroll practices. During the Employment Term, Employee shall be eligible to participate in the employee benefit plans maintained by Employer and generally available to similarly situated employees of Employer, subject to the terms and conditions of the plan in question. Employee shall be entitled to paid vacation and paid sick leave as set forth in Employer’s policies existing as of the Effective Date.

(b) Cash Incentive Bonus. Employee is eligible to receive an annual discretionary bonus (“Cash Bonus”), paid after the close of the applicable performance period based upon performance metrics jointly established by the Board and Employee. The target amount of Employee’s Cash Bonus will be 30% of the Base Salary. The Cash Bonus, if any, shall be paid to Employee in Employer’s fiscal year following the fiscal year for which it is earned. Employee shall not be entitled to receive the Cash Bonus if Employee is not employed at the time that such bonus is paid.

4. Trade Secrets, Confidential Information. Employee shall not, at any time during the term of his employment or after the termination of his employment, disclose to others, either directly or indirectly, or take or use for Employee’s own purposes or the purposes of others, either directly or indirectly, any trade secret or any confidential information of Employer, including information relating to the business of Employer, business methods, customers and suppliers. Employee agrees to keep the terms of this Agreement confidential and shall not disclose any terms herein except to Employee’s spouse, if applicable, attorneys or tax preparer or other professional advisors to whom such disclosure is necessary to effectuate the purposes for which Employee has consulted such professional advisors, or as required by law. Employee shall inform all future employers that Employee is bound by this confidentiality provision. Notwithstanding anything to the contrary contained herein, this Agreement does not prohibit Employee from exercising his legal rights under applicable law, including but not limited to reporting what he reasonably and in good faith believes are possible violations of applicable law or regulation to any governmental agency or self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

5.	Nonsolicitation; Non-Disparagement.

(a) Nonsolicitation. To the fullest extent permitted under applicable law, during the period commencing on the Effective Date and continuing until the first anniversary of the date when Employee’s employment is terminated for any reason, Employee shall not directly or indirectly, personally or through others, solicit, recruit or attempt to solicit or recruit (on Employee’s own behalf or otherwise) either (a) any employee or any consultant of Employer or any of Employer’s affiliates or (b) the business of any customer of Employer or any of Employer’s affiliates on whom Employee called or with whom Employee became acquainted during his employment, if Employee is using confidential or proprietary information of Employer to effectuate the solicitation of any such customer. Employee represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(b) Non-Disparagement. For the consideration herein provided, Employee agrees not to disparage or defame in any manner, whether directly or indirectly, Employer, its affiliates, officers, directors, employees, products or services following termination of employment.

(c) Survival. Employee agrees that Sections 4, 5 and 6 shall survive the termination of this Agreement.

6. Remedies Upon Breach. Employee agrees that, in addition to any other right or remedy Employer may have, Employer shall be entitled to a temporary restraining order and to a preliminary and permanent injunction enjoining or restraining the breach or threatened breach of Section 4 or Section 5 by Employee, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security. Employee further agrees that Employer shall have the right to have the provisions of Section 4 and Section 5 specifically enforced and to require Employee to account for and pay over to Employer all compensation, profits, moneys, accruals, increments or other benefits derived or received by Employee as the result of any transactions constituting a breach of such provisions.

7. Termination. Employee’s employment shall be “at will,” meaning that either Employee or Employer shall be entitled to terminate Employee’s employment at any time and for any reason, with or without Cause (as defined below) or notice. This Agreement shall constitute the full and complete agreement between Employee and Employer on the “at-will” nature of Employee’s employment, which may only be changed in an express written agreement signed by Employee and an authorized officer of Employer. Except as expressly provided in Section 8, upon the termination of Employee’s employment with Employer, Employee shall be entitled to any Base Salary already earned, any earned but unused PTO through the date of termination, any vested benefits under Employer’s welfare and pension benefit plans (other than any severance plans) pursuant to the terms of such plans, and any unreimbursed business expenses incurred by Employee in accordance with this Agreement and Employer’s expense policies.

8.	Payments and Obligations Upon Termination

(a) Termination for Cause, Voluntary Termination, Death or Disability. If this Agreement terminates prior to the end of the Employment Term due to Employer’s termination of Employee for Cause, Employee’s death or Employee’s disability, or Employee’s resignation, then except as provided in Section 7, Employee agrees that he shall not be eligible for any additional compensation or benefits.

(b) Termination without Cause and Resignation for Good Reason in Connection with a Change in Control. If (i) Employer terminates Employee for a reason other than Cause, death or disability or (ii) if during the one (1) year period that follows a Change in Control Employee resigns for Good Reason (as defined below), then, subject to Section 8(d), Employee shall be entitled to the payments set forth in Section 7 and continuing compensation from Employer equal to six (6) months of the Base Salary, payable in accordance with Employer’s standard payroll practices, commencing on the 60th day following termination, with the first payment containing all of the amounts which were not paid prior to such date, but were otherwise due under this Section 8(b).

(c) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Cause” means the occurrence of any of the following, as determined in Employer’s sole discretion: (A) Employee’s failure to materially perform his duties to the standards required by Employer or repeated neglect of Employee’s duties under this Agreement (other than by reason of physical or mental illness); (B) Employee’s willful misconduct, material breach of any of Employer’s written employment policies or gross insubordination; (C) Employee’s engagement in any illegal act, substance abuse or any other misconduct that has a material adverse effect on Employer’s reputation or business operations, assets, properties, results of operations or financial condition, as reasonably determined by Employer; (D) Employee’s (i) commission of an act involving dishonesty in the execution of Employee’s duties, fraud, embezzlement or theft; (ii) (x) indictment for, or plea of guilty or nolo contendere to, any crime constituting a felony or (y) conviction of, or plea of guilty or nolo contendere to, any crime (non-felony) involving moral turpitude; or (iii) engaging in any activity that constitutes sexual harassment or misconduct, discrimination or other workplace misconduct or a material violation of any written Employer policy applicable thereto; or (E) Employee’s material breach of this Agreement (which breach is not otherwise covered by the definition of Cause).

(ii) “Change in Control” means (A) the sale, lease exchange license or other disposition of all or substantially all of Employer’s assets in one transaction or a series of related transactions, (B) a merger or consolidation as a result of which the holders of Employer’s issued and outstanding voting securities immediately before such transaction own or control less than a majority of the voting securities of the continuing or surviving entity immediately after such transaction and/or (C) the acquisition (in one or more transactions) by any person or persons acting together or constituting a “group” under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any affiliates thereof (other than members of Employer as of the date hereof and their respective affiliates) of beneficial ownership (as defined in Rule 13d-3 under such Exchange Act) or control, directly or indirectly, of at least fifty percent (50%) of the total voting power of all classes of securities entitled to vote generally in the election of Employer or similar governing body; provided, that for the purposes of the immediately preceding clause (C) neither a public offering of Employer’s securities nor any financing transaction or series of financing transactions involving investors shall constitute a Change in Control.

(iii) “Good Reason” means the occurrence of any of the following without Employee’s consent: (A) a material diminution in Employee’s duties and responsibilities or a material negative change in Employee’s reporting relationship, (B) a material reduction of Employee’s base compensation (other than in connection with a general decrease in base salaries for the officers of Employer or successor corporation), (C) a requirement that Employee perform his services at a facility or location more than fifty (50) miles from Employer’s location as of the Effective Date, or (D) Employer’s material breach of this Agreement. No event or condition will constitute Good Reason unless and until Employee has provided Employer with written notice of the event or condition no later than sixty (60) days after the first occurrence and Employer has failed to fully remedy such event or condition within thirty (30) days of receiving such notice, and Employee must have terminated Employee’s employment with Employer within thirty (30) days after the expiration of the thirty (30)-day remedial period.

(d) Conditions to Receipt of Severance. Notwithstanding any other provision of this Agreement, the receipt of any termination benefits (not otherwise required to be provided by Employer under applicable law) pursuant to Section 8(b) will be subject to Employee signing and not revoking a separation agreement.

9. Compliance with Internal Revenue Code Section 409A. Compliance with Internal Revenue Code Section 409A (“Section 409A”). In the event that any compensation or other payments payable under this Agreement are subject to Section 409A, then Employee acknowledges and agrees that Employer shall adhere to the provisions of Section 409A and any regulations or other guidance issued thereunder. Employee agrees that he has reviewed or been advised to review (and had ample opportunity to review) the provisions of this Agreement with applicable legal and tax counsel to ensure compliance with Section 409A and that Employer shall not be responsible for any adverse tax consequences experienced by Employee in connection with this Agreement. Employee’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate payments. For purposes of this Agreement, references to “termination of employment” (and substantially similar phrases) will be interpreted to mean a “separation from service” within the meaning of Section 409A. If, as of the date of Employee’s “separation from service” from Employer, Employee is a “specified employee” (within the meaning of Section 409A), then: (a) each installment of the Compensation Continuation that, in accordance with the dates and terms set forth in this Agreement, will in all circumstances, regardless of when the “separation from service” occurs, be paid within the short-term deferral period (as defined in Section 409A) will be treated as a “short-term deferral” within the meaning of Treas. Reg. Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A and will be paid on the dates and terms set forth in this Agreement; and (b) each installment of the Compensation Continuation that is not described in clause (a) above and that would, absent this clause (b), be paid within the six-month period following Employee’s “separation from service” from Employer will not be paid until the date that is six months and one day after such “separation from service” (or, if earlier, Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Employee’s “separation from service” and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement; provided, however, that the preceding provisions of this clause (b) will not apply to any installment of the Compensation Continuation if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treas. Reg. Section 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treas. Reg. Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of Employee’s second taxable year following the taxable year in which the “separation from service” occurs. The determination of whether and when Employee’s “separation from service” from Employer has occurred will be made in a manner consistent with, and based on the presumptions set forth in, Treas. Reg. Section l.409A-1(h). Solely for purposes of this paragraph, “Employer” will include all persons with whom Employer would be considered a single employer under Section 414(b) and 414(c) of the Code. All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit..

10. Governing Law. This Agreement shall be governed by the laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or elsewhere) that would cause the application of the laws of any jurisdiction other than the State of California. Subject to the provisions of Section 12, each party consents to the exclusive jurisdiction and venue of the federal and state courts located in San Diego, California. THE PARTIES HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT.

BY SIGNING THIS AGREEMENT, THE PARTIES FURTHER AGREE THAT EACH MAY BRING OR PURSUE CLAIMS AGAINST THE OTHER ONLY IN THEIR INDIVIDUAL CAPACITIES, AND MAY NOT BRING OR PURSUE CLAIMS OR ACT AS A PLAINTIFF, CLASS MEMBER OR REPRESENTATIVE IN ANY PURPORTED CLASS, REPRESENTATIVE OR COLLECTIVE PROCEEDING, SUBJECT TO AND CONSISTENT WITH APPLICABLE LAW.

11. Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

12. Severability. In the event that any provision hereof becomes or is declared by an arbitrator or court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other party, except that Employer may assign and transfer all or any portion of its rights and obligations under this Agreement to any of its affiliates; provided, however, that no such assignment shall affect Employer’s obligations under this Agreement. Any attempted assignment in violation of this Section shall be void. This Agreement is personal in nature as to Employee and may not be assigned by him. The parties agree that this Agreement shall survive Employee’s employment by Employer and is binding upon Employee’s heirs and legal representatives, and that Employer is an express third party beneficiary of this Agreement.

14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with equal effect as if such signatures were upon the same instrument.

15. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matters addressed herein and supersedes any prior understandings, agreements or representations, by or among such parties, whether written or oral. The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument in ink executed by the parties hereto.

16. Acknowledgment. Employee acknowledges that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and that he has taken advantage of that opportunity to the extent that he desires. Employee further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it voluntarily based on his own judgment.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Martin Latterich	Histogen Inc.

/s/ Martin Latterich	By:	/s/ Richard Pascoe
	Name:	Richard Pascoe
	Title:	Chairman and CEO